UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant    ☒
Filed by a Party other than the Registrant   ¬

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¬	Preliminary Proxy Statement
¬	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
¬	Definitive Proxy Statement
☒	Definitive Additional Materials
¬	Soliciting Material Under Rule 14a-12

Vertro, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Vertro, Inc. Stockholder,

As you are aware the Vertro, Inc. Annual Meeting of Stockholders is scheduled for Wednesday, June 8, 2011 and we mailed our proxy materials to stockholders on April 29, 2011.  If you have not already voted we urge you to vote as soon as possible in order to allow Vertro to obtain a sufficient number of votes to hold the meeting as scheduled.

If you hold your stock in “street” name your broker should have sent you the proxy materials and instructions for electronic voting (along with the individual pin you need to vote your shares).  If your stock is held in certificate form the transfer agent should have sent you a proxy card and return envelope.  If you have not already voted, please do so by noon eastern time tomorrow.  Additionally, if you have not voted and you are going to do so, could you please advise me of the number of shares you are voting so we can keep our tally as we go through this process.  If you have already voted, we thank you for your involvement in our corporate governance.

The definitive proxy statement, including a description of the proposals, is available on the internet at http://ir.vertro.com/secfiling.cfm?filingID=1144204-11-25021.

Thanks and Best.

Peter A. Corrao
Chief Executive Officer and President
Vertro, Inc.
143 Varick Street
New York, New York 10013